EXHIBIT 16.1

October 30, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:  Balqon Corporation (formerly, BMR Solutions, Inc.).

Commissioners:

We have read the statements made by Balqon Corporation (formerly, BMR Solutions, Inc.), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Balqon Corporation (formerly, BMR Solutions, Inc.) dated October 30, 2008.  We agree with the statements concerning our Firm in such Form 8-K.  We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Mendoza Berger & Company LLP

/s/ Mendoza Berger & Company, LLP
Irvine, California